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                                                                     EXHIBIT 5.1

                                 KMZ LETTERHEAD




October 5, 2001

Kensey Nash Corporation
55 East Uwchlan Avenue
Suite 204
Exton, Pennsylvania  19341

Re:      Registration Statement on Form S-8


Dear Ladies and Gentlemen:

         We have acted as counsel for Kensey Nash Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,350,000 shares (the "Shares") of the Company's common stock, $0.001 par value per share (the "Common Stock"). Of such 2,350,000 Shares, 2,000,000 may be issued pursuant to the Kensey Nash Corporation Third Amended and Restated Employee Incentive Plan (the "Employee Plan") and 350,000 may be issued pursuant to the Kensey Nash Corporation Fourth Amended and Restated Non-Employee Directors Stock Option Plan (the "Directors Plan"). The Employee Plan and the Directors Plan are collectively referred to herein as the "Plans." This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

         In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the following:

         1. The Registration Statement;

         2. The Amended and Restated Certificate of Incorporation of the
            Company;

         3. The Amended and Restated Bylaws of the Company;

         4. Records of proceedings and actions of the Board of Directors of the Company relating to the adoption of the Plans;

         5. The Plans;

         6. The form of option agreements under the Plans (the "Option Agreements"); and

         7. Such other instruments, documents, statements, certificates and records of the Company and others as we have deemed relevant and necessary to examine and rely upon for the purpose of this opinion.

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         In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies.

         Based upon and subject to the foregoing, we are of the opinion that, when certificates representing the Shares have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock or registered and issued electronically through The Depository Trust Company, and when such Shares are issued and delivered by the Company and paid for in accordance with the terms of the Plans, the up to 2,350,000 Shares issuable under the Plans and covered by the Registration Statement will be validly issued, fully paid and non-assessable.

         Our opinion expressed above is limited to the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion herein concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention. In connection therewith, we hereby consent to the use of this opinion for filing as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the related rules and regulations thereunder.


Very truly yours,


KATTEN MUCHIN ZAVIS